INSIDER TRADING POLICY
1.PURPOSE
This Insider Trading Policy (the “Policy”) provides guidelines with respect to transactions in the securities of Kodiak Gas Services, Inc., a Delaware corporation (individually, and together with its subsidiaries, the “Company”), and the handling of confidential information about the Company and the companies with which the Company does business. The Company’s board of directors (the “Board”) has adopted this Policy to promote compliance with federal, state and foreign securities laws that prohibit certain persons who are aware of material nonpublic information about a company from: (i) trading in securities of that company; or (ii) providing material nonpublic information to other persons who may trade on the basis of that information. Regulators have adopted sophisticated surveillance techniques to identify insider trading transactions, and it is important to the Company to avoid even the appearance of impropriety.
2.APPLICABILITY
This Policy applies to all directors, officers and employees of the Company and its subsidiaries. The Company may also determine that other persons should be subject to this Policy, such as contractors or consultants who have access to material nonpublic information. This Policy also applies to family members, other members of a person’s household and entities controlled by a person covered by this Policy, as described below.
3.TRANSACTIONS SUBJECT TO THE POLICY
This Policy applies to transactions in the Company’s securities (collectively referred to in this Policy as “Company Securities”), including the Company’s common stock, options to purchase common stock, or any other type of securities that the Company may issue, including (but not limited to) preferred stock, convertible debentures and warrants, as well as derivative securities that are not issued by the Company, such as exchange-traded put or call options or swaps relating to Company Securities.
4.INDIVIDUAL RESPONSIBILITY
Persons subject to this Policy have ethical and legal obligations to maintain the confidentiality of information about the Company and to not engage in transactions in Company Securities while in possession of material nonpublic information. Each individual is responsible for making sure that he or she complies with this Policy, and that any family member, household member or entity whose transactions are subject to this Policy, as discussed below, also comply with this Policy. In all cases, the responsibility for determining whether an individual is in possession of material nonpublic information rests with that individual, and any action on the part of the Company, the Chief Legal Officer or any other employee or director pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. You could be subject to severe legal penalties and disciplinary action by the Company for any conduct prohibited by this Policy or applicable securities laws, as described below in more detail under the heading “Consequences of Violations.”
5.STATEMENT OF POLICY

Issuing Department: Legal
Publication Date: June 2023
Revision Date: February 2025
Revision No.: 01
Pages: 11

It is the policy of the Company that no director, officer or other employee of the Company (or any other person designated by this Policy or by the Chief Legal Officer as subject to this Policy) who is aware of material nonpublic information relating to the Company may, directly, or indirectly through family members or other persons or entities:
1.Engage in transactions in Company Securities, except as otherwise specified in this Policy under the headings “Transactions Under Company Plans,” “Transactions Not Involving a Purchase or Sale,” “Pre-Clearance & Blackouts” and “Rule 10b5-1 Plans;”
2.Recommend the purchase or sale of any Company Securities;
3.Disclose material nonpublic information to persons within the Company whose jobs do not require them to have that information, or outside of the Company to other persons, including, but not limited to, family, friends, business associates, investors and expert consulting firms (“tipping”), unless any such disclosure is made in accordance with the Company’s policies regarding the protection or authorized external disclosure of information regarding the Company; or
4.Assist anyone engaged in the above activities. In addition, it is the policy of the Company that no director, officer or other employee of the Company (or any other person designated as subject to this Policy) who, in the course of working for the Company, learns of material nonpublic information about a company (i) with which the Company does business, including a customer, supplier, vendor or other business partners of the Company or (ii) that is involved in a potential transaction or business relationship with the Company, may trade in that company’s securities until the information becomes public or is no longer material. For example, in the instance where a person may learn of material nonpublic information involved in a transaction in which the Company expects to enter into (or terminate) a substantial business relationship with another company, or acquire another company, buy a substantial amount of its stock or enter into a joint venture with the company, even though the size of the transaction may be immaterial to the Company, it may be material to the other company. This Policy prohibits you from engaging in any of the above activities with respect to the securities of that company, or any other company that may be directly or indirectly impacted by such transaction, while aware of this non-public information or from tipping others regarding the information.
There are no exceptions to this Policy, except as specifically noted herein. Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure), or small transactions, are not excepted from this Policy. The securities laws do not recognize any mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct.
6.DEFINITION OF MATERIAL NONPUBLIC INFORMATION

Material Information: Information is considered “material” if a reasonable investor would consider that information important in making a decision to buy, hold or sell securities. Any information that could be expected to affect a company’s stock price, whether it is positive or negative, should be considered material. There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances, and is often evaluated by enforcement authorities with the benefit of hindsight. While it is not possible to define all categories of material information, some examples of information that ordinarily would be regarded as material are:
•Projections of future earnings or losses, or other earnings guidance;
•Changes to previously announced earnings guidance, or the decision to suspend earnings guidance;
•A pending or proposed merger, acquisition or tender offer;
•A pending or proposed acquisition or disposition of a significant asset;
•A pending or proposed joint venture;
•A Company restructuring;
•Significant related party transactions;
•A change in dividend policy, the declaration of a stock split, an offering of additional securities, or other events regarding the Company’s securities;
•Bank borrowings or other financing transactions out of the ordinary course;
•Changes to the Company’s credit rating;
•The establishment, reauthorization, modification or termination of a repurchase program for Company Securities;
•A change in the Company’s pricing or cost structure;
•Major marketing changes;
•A change in management;
•A change in auditors or notification that the auditor’s reports may no longer be relied upon;
•Development of a significant new product, process, or service;
•Pending or threatened significant litigation, governmental investigations or proceedings, or the resolution of such litigation, governmental investigations or proceedings;
•Impending bankruptcy or the existence of severe liquidity problems;
•The gain or loss of a significant customer or supplier;

•Significant events concerning the Company’s physical assets or a significant disruption in the Company’s operations;
•Fund performance or other significant changes to the Company’s investment portfolio or investment strategy;
•Regulatory approvals or changes in regulation and any analysis of how they affect the Company;
•Significant cybersecurity incidents;
•The imposition of a ban on trading in Company Securities or the securities of another company; and
•Any other events that require the Company to file a Current Report on Form 8-K with the U.S. Securities and Exchange Commission (the “SEC”).
If you are unsure whether information is material, you should either consult the Chief Legal Officer before making any decision to disclose such information (other than to persons who need to know it) or to trade in or recommend securities to which that information relates or assume that the information is material.
When Information is Considered Public: Information that has not been disclosed to the public is generally considered to be nonpublic information. In order to establish that the information has been disclosed to the public, it may be necessary to demonstrate that the information has been widely disseminated. Information generally would be considered widely disseminated if it has been disclosed through the Dow Jones “broad tape,” newswire services, a broadcast on widely- available radio or television programs, publication in a widely-available newspaper, magazine or news website, or public disclosure documents filed with the SEC that are available on the SEC’s website. By contrast, information would likely not be considered widely disseminated if it is available only to the Company’s employees, or if it is only available to a select group of analysts, brokers and institutional investors.
Once information is widely disseminated, it is still necessary to afford the investing public with sufficient time to absorb the information. As a general rule, information should not be considered fully absorbed by the marketplace until after the second business day after the day on which the information is released. If, for example, the Company were to make an announcement on a Monday, you should not trade in Company Securities until Thursday. Depending on the particular circumstances, the Company may determine that a longer period should apply to the release of specific material nonpublic information depending on the type of information released, the market expectations relating to the subject matter of the release, the market’s reaction after the information is released or any other factors.
7.TRANSACTIONS BY FAMILY MEMBERS AND OTHERS
This Policy applies to your family members who reside with you (including a spouse, a child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws), anyone else who lives in your household, and any family members who do not live in your household but whose transactions in Company Securities are directed by you or are subject to your influence or control, such as parents or children who consult with you before they trade in Company Securities (collectively referred to as “Family Members”). You are responsible for the transactions of these other persons and therefore should make them aware of the need to confer with you before they trade in Company Securities, and you should treat all such transactions for the purposes of this Policy and applicable securities laws as if the transactions were for your own account. This Policy does not, however, apply to personal securities transactions of Family Members where the purchase or sale decision is made by a third party not controlled by, influenced by or related to you or your Family Members.
8.TRANSACTIONS BY ENTITIES THAT YOU INFLUENCE OR CONTROL
This Policy applies to any entities that you influence or control, including any corporations, partnerships or trusts (collectively referred to as “Controlled Entities”), and transactions by these Controlled Entities should be treated for the purposes of this Policy and applicable securities laws as if they were for your own account.
9.TRANSACTIONS UNDER COMPANY PLANS
This Policy does not apply in the case of the following transactions, except as specifically noted:
1.Stock Option Exercises: This Policy does not apply to the exercise of an employee stock option acquired pursuant to the Company’s plans, or to the exercise of a tax withholding right pursuant to which a person has elected to have the Company withhold shares subject to an option to satisfy tax withholding requirements. This Policy does apply, however, to any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.
2.Restricted Stock Awards: This Policy does not apply to the vesting of restricted stock, or the exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock. The Policy does apply, however, to any market sale of restricted stock.
3. 401(k) Plan: This Policy does not apply to purchases of Company Securities in the Company’s 401(k) plan resulting from your periodic contribution of money to the plan pursuant to your payroll deduction election. This Policy does apply, however, to certain elections you may make under the 401(k) plan, including: (a) an election to increase or decrease the percentage of your periodic contributions that will be allocated to the Company stock fund; (b) an election to make an intra-plan transfer of an existing account balance into or out of the Company stock fund; (c) an election to borrow money against your 401(k) plan account if the loan will result in a liquidation of some or all of your Company stock fund balance; and (d) an election to pre-pay a plan loan if the pre-payment will result in allocation of loan proceeds to the Company stock fund.
4.Employee Stock Purchase Plan: This Policy does not apply to purchases of Company Securities in the employee stock purchase plan resulting from your periodic or lump sum contribution of money to the plan pursuant to the election you made at the time of your enrollment in the plan. This Policy does apply, however, to your initial election to participate in the plan, changes to your election to participate in the plan for any enrollment period, and to your sales of Company Securities purchased pursuant to the plan.
5.Dividend Reinvestment Plan: This Policy does not apply to purchases of Company Securities under the Company’s dividend reinvestment plan resulting from your reinvestment of dividends paid on Company Securities. This Policy does apply, however, to voluntary purchases of Company Securities resulting from additional contributions you choose to make to the dividend reinvestment plan, and to your election to participate in the plan or increase your level of participation in the plan. This Policy also applies to your sale of any Company Securities purchased pursuant to the plan.
10.TRANSACTIONS NOT INVOLVING A PURCHASE OR SALE
Mutual funds have many investments (including potentially hundreds of individual stocks) in a single fund, and their forms include index funds (e.g., S&P 500) and exchange-traded funds (“ETFs”). Mutual funds can be passively managed or actively managed. The Company’s securities are included in many such funds, but only as a very small percentage of each fund’s overall holdings. SEC rules do not require individual reporting of ownership of any such shares. As a result, transactions in mutual funds that are invested in Company Securities are not transactions subject to this Policy; provided, that any such funds are broad-based and not focused on the natural gas compression sector.
11.SPECIAL AND PROHIBITED TRANSACTIONS
The Company has determined that there is a heightened legal risk and/or the appearance of improper or inappropriate conduct if the persons subject to this Policy engage in certain types of transactions. It therefore is the Company’s policy that any persons covered by this Policy may not engage in any of the following transactions, or should otherwise consider the Company’s preferences as described below:
Short-Term Trading: Short-term trading of Company Securities may be distracting to the person and may unduly focus the person on the Company’s short-term stock market performance instead of the Company’s long-term business objectives. For these reasons, any Covered Senior Person (as defined below) who purchases Company Securities in the open market may not sell any Company Securities of the same class during the six months following the purchase (or vice versa).
Short Sales: Short sales of Company Securities (i.e., the sale of a security that the seller does not own) may evidence an expectation on the part of the seller that the securities will decline in value, and therefore have the potential to signal to the market that the seller lacks confidence in the Company’s prospects. In addition, short sales may reduce a seller’s incentive to seek to improve the Company’s performance. For these reasons, short sales of Company Securities are prohibited. In addition, Section 16(c) of the Exchange Act prohibits officers and directors from engaging in short sales. (Short sales arising from certain types of hedging transactions are governed by the paragraph below captioned “Hedging Transactions.”)
Publicly-Traded Options: Given the relatively short term of publicly-traded options, transactions in options in Company Securities may create the appearance that a director, officer or employee is trading based on material nonpublic information and focus a director’s, officer’s or other employee’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in put options, call options or other derivative securities involving the Company’s Securities, on an exchange or in any other organized market, are prohibited by this Policy. (Option positions arising from certain types of hedging transactions are governed by the next paragraph below.)
Hedging Transactions: Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. Such hedging transactions may permit a director, officer or employee to continue to own Company Securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the director, officer or employee may no longer have the same objectives as the Company’s other shareholders. Therefore, the Company prohibits you from engaging in such transactions. Any person wishing to enter into such an arrangement must first submit the proposed transaction for approval by the Chief Legal Officer. Any request for pre-clearance of a hedging or similar arrangement must be submitted to the Chief Legal Officer at least two weeks prior to the proposed execution of documents evidencing the proposed transaction and must set forth a justification for the proposed transaction.
Gifts Subject to the Same Restrictions and Pre-Clearance Procedures as All Other Trades: Persons subject to this Policy may not give or make any other transfer of Company Securities without consideration (e.g., a gift) during any period when the person is not permitted to trade.
Margin Accounts and Pledged Securities: Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledger is aware of material nonpublic information or otherwise is not permitted to trade in Company Securities, directors, officers and other employees are prohibited from holding Company Securities in a margin account or otherwise pledging Company Securities as collateral for a loan. (Pledges of Company Securities arising from certain types of hedging transactions are governed by the paragraph above captioned “Hedging Transactions.”)
Standing and Limit Orders: Standing and limit orders (except standing and limit orders under approved Rule 10b5-1 Plans, as described below) create heightened risks for insider trading violations similar to the use of margin accounts. There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction when a director, officer or other employee is in possession of material nonpublic information. The Company therefore discourages placing standing or limit orders on Company Securities. If a person subject to this Policy determines that they must use a standing order or limit order, the order should be limited to short duration and should otherwise comply with the restrictions and procedures outlined below under the heading “Pre-Clearance and Blackouts.”
Shadow Trading: Recent SEC policy statements, enforcement actions, and related court decisions suggest that trading in securities of any company that is economically-linked to the Company (e.g. any competitor of the Company) or other company whose stock pricing may be influenced by the Company or subject to a market connection to the Company (so-called “shadow trading”) might constitute a violation of the securities laws under certain circumstances. “Shadow trading” is an emerging theory under the federal laws. The SEC recently alleged that an employee of one company misappropriated material, nonpublic information concerning its employer and then committed insider trading by purchasing options in a competitor of the employer. Although the material, nonpublic information did not relate to the competitor, the employee allegedly anticipated that the competitor’s stock price would materially increase on the news of its employer’s acquisition and that the material, nonpublic information was material to the competitor. Thus, the SEC believes that confidential information about one company can be material to other companies, and insider trading liability might attach even when such information is not directly related to the individual’s employer. Accordingly, so called shadow trading is prohibited by this Policy.
12.PRE-CLEARANCE & BLACKOUTS

The Company has established additional procedures in order to assist the Company in the administration of this Policy, to facilitate compliance with laws prohibiting insider trading while in possession of material nonpublic information, and to avoid the appearance of any impropriety. These additional procedures are applicable only to those individuals described below.
Pre-Clearance Procedures: Directors, officers, accounting employees with the title of senior vice president or higher, investor relations employees that assist with earnings releases, legal department employees that assist with preparing SEC filings, any employees on the Company’s disclosure committee, and any persons designated by the Chief Legal Officer as being subject to these procedures, as well as the Family Members and Controlled Entities of such persons (“Covered Senior Persons”), may not engage in any transaction in Company Securities (including gifts) without first obtaining pre-clearance of the transaction from the Chief Legal Officer. A request for pre-clearance should be submitted to the Chief Legal Officer at least two business days in advance of the proposed transaction. The Chief Legal Officer is under no obligation to approve a transaction submitted for pre-clearance, and may determine not to permit the transaction. If a person seeks pre- clearance and permission to engage in the transaction is denied, then he or she should refrain from initiating any transaction in Company Securities, and should not inform any other person of the restriction.
When a request for pre-clearance is made, the requestor should carefully consider whether he or she may be aware of any material nonpublic information about the Company, and should describe fully those circumstances to the Chief Legal Officer. The requestor should also indicate whether he or she has effected any non-exempt “opposite-way” transactions within the past six months, and should be prepared to report the proposed transaction on an appropriate Form 4 or Form 5. The requestor should also be prepared to comply with SEC Rule 144 and file Form 144, if necessary, at the time of any sale.
If a person seeks pre- clearance and permission to engage in the transaction is granted, then such trade must be effected within five business days of receipt of pre-clearance unless an exception is granted. Such person must promptly notify the Chief Legal Officer following the completion of the transaction. A person who has not effected a transaction within the time limit may not engage in such transaction without again obtaining pre-clearance of the transaction from the Chief Legal Officer.
Quarterly Blackout Periods: Covered Senior Persons may not conduct any transactions involving the Company’s Securities, during a “Blackout Period” beginning after close of trading on the fourteenth calendar day prior to the last calendar day of each fiscal quarter (or, if such fourteenth calendar day is not a trading day, the Blackout Period will begin after the close of trading on the immediately preceding trading day) and ending after the close of trading on the second full trading day following the date of the public release of the Company’s earnings results for that fiscal quarter. In other words, these persons may only conduct transactions in Company Securities during any of the established four “Open Trading Windows” beginning after the close of trading on the second full trading day following the public release of the Company’s quarterly earnings and ending after close of trading on the fourteenth calendar day prior to the last calendar day of each fiscal quarter (or, if such fourteenth day is not a trading day, the Open Trading Window will end after the close of trading on the immediately preceding trading day), except as otherwise may be permitted by this Policy. Below is a table illustrating each of the four Open Trading Windows during the Company’s fiscal year:

OPEN TRADING WINDOWS (Unless an Event-Specific Blackout Period is in effect)
Fiscal Quarter	Beginning:	Ending After Close of Trading On1:
Q1 = January 1 through March 31	After the close of trading on the second full trading day following the public release of the Company’s quarterly earnings	June 16
Q2 = April 1 through June 30		September 16
Q3 = July 1 through September 30		December 17
Q4 = October 1 through December 31		March 17
Examples of a Trading Window for Reference: If the release of quarterly or annual earnings is disclosed at:
•3:05 p.m., Central Time, on a Wednesday, then trading may commence when markets open at 8:30 a.m., Central Time on Monday
•8:00 a.m., Central Time, on a Monday, then trading may commence after markets open at 8:30 a.m., Central Time, on Wednesday
•10:00 a.m., Central Time, on a Monday, then trading may commence after markets open at 8:30 a.m., Central Time, on Thursday

This is because you must wait TWO FULL TRADING DAYS after the release of earnings to commence trading.

1 If such date is not on a trading day, the open trading window will close after the close of trading on the immediately preceding trading day.

Event-Specific Blackout Periods: From time to time, an event may occur that is material to the Company and is known by only a few directors, officers and/or employees, such as a cybersecurity incident. So long as the event remains material and nonpublic, the persons designated by the Chief Legal Officer may not trade Company Securities. In addition, the Company’s financial results may be sufficiently material in a particular fiscal quarter that, in the judgment of the Chief Legal Officer, designated persons should refrain from trading in Company Securities even sooner than the typical Blackout Period described above. In that situation, the Chief Legal Officer may notify these persons that they should not trade in the Company’s Securities, without disclosing the reason for the restriction. The existence of an event-specific trading restriction period or extension of a Blackout Period will not be announced to the Company as a whole, and should not be communicated to any other person. Even if the Chief Legal Officer has not designated you as a person who should not trade due to an event-specific restriction, you should not trade while aware of material nonpublic information.
Exceptions. The quarterly trading restrictions and event-driven trading restrictions do not apply to those transactions to which this Policy does not apply, as described above under the headings “Transactions Under Company Plans” and “Transactions Not Involving a Purchase or Sale.” Further, the requirement for pre-clearance, the quarterly trading restrictions and event-driven trading restrictions do not apply to transactions conducted pursuant to approved Rule 10b5-1 plans, described under the heading “Rule 10b5-1 Plans.”
13.RULE 10B5-1 PLANS
Rule 10b5-1 under the Exchange Act provides an affirmative defense to insider trading allegations under federal law. In order to be eligible to rely on this defense, a person subject to this Policy must enter into a Rule 10b5-1 plan for transactions in Company Securities that meets certain conditions specified in Rule 10b5-1 (a “Rule 10b5-1 Plan”). If the plan meets the requirements of Rule 10b5-1, Company Securities may be purchased or sold without regard to certain insider trading restrictions described in this Policy. To comply with the Policy, a Rule 10b5-1 Plan must be approved by the Chief Legal Officer and meet the requirements of Rule 10b5-1. In general, a Rule 10b5-1 Plan must be entered into at a time when the person entering into the plan is not aware of material nonpublic information about the Company or Company Securities. Once the plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The plan must either specify the amount, pricing and timing of transactions in advance or delegate discretion on these matters to an independent third party.
Any Rule 10b5-1 Plan must be submitted to the Chief Legal Officer for approval five days prior to the entry into the Rule 10b5-1 Plan. No further pre-approval of transactions conducted pursuant to the Rule 10b5-1 Plan will be required.
14.POST-TERMINATION TRANSACTIONS
This Policy continues to apply to transactions in Company Securities even after termination of service to the Company. If an individual is in possession of material nonpublic information when his or her service terminates, that individual may not trade in Company Securities until that information has become public or is no longer material. The pre-clearance procedures specified under the heading “Pre-Clearance and Blackouts” above, however, will cease to apply to transactions in Company Securities upon the expiration of any Blackout Period or other Company-imposed trading restrictions applicable at the time of the termination of service.
15.COMPANY REPURCHASES OF SHARES
From time to time, the Company may engage in transactions in its own securities. It is the Company’s policy to comply with all applicable securities and state laws (including obtaining appropriate approvals by the Board or appropriate committee(s), if required) and this Policy when engaging in transactions in the Company’s securities.
16.CONSEQUENCES OF VIOLATIONS
The purchase or sale of securities while aware of material nonpublic information, or the disclosure of material nonpublic information to others who then trade in the Company’s Securities, is prohibited by federal and state laws. Insider trading violations are pursued vigorously by the SEC, U.S. Attorneys and state enforcement authorities as well as the laws of foreign jurisdictions.
Punishment for insider trading violations is severe, and could include significant fines and imprisonment. While the regulatory authorities concentrate their efforts on the individuals who trade, or who tip inside information to others who trade, the federal securities laws also impose potential liability on companies and other “controlling persons” if they fail to take reasonable steps to prevent insider trading by company personnel.
In addition, an individual’s failure to comply with this Policy may subject the individual to Company-imposed sanctions, including dismissal for cause, whether or not the employee’s failure to comply results in a violation of law. Needless to say, a violation of law, or even an SEC investigation that does not result in prosecution, can tarnish a person’s reputation and irreparably damage a career.
17.QUESTIONS ABOUT THE POLICY
The trading restrictions of this Policy may also be subject to various additional restrictions pursuant to contractual obligations or federal and state securities laws and regulations. If you have any questions relating to this Policy or whether other restrictions apply, please contact the Chief Legal Officer and/or the Chief Compliance Officer.
18.REPORTING POLICY VIOLATIONS
To report potential violations of this Policy, immediately notify the Chief Legal Officer and/or Chief Compliance Officer or anonymously to the Company’s compliance hotline at:

1-844-989-1482
or
http://kodiakgas.ethicspoint.com